Exhibit 99
For Immediate Release                   Contact: Rick DeLisi
October 27, 2004          Director, Corporate Communications
		                              (703) 650-6019

            FLYi, Inc. Reports Third Quarter 2004
               Financial and Operating Results

Dulles,  VA,  (October  27, 2004) - FLYi,  Inc.  (Nasdaq/NM:
FLYi), parent of low-fare airline Independence Air, reported a net loss of $82.7 million ($1.82 per share) for the third quarter 2004 in accordance with Generally Accepted Accounting Principles (GAAP). This compares to net income of $21.3 million ($0.47 per share) for the third quarter 2003. Total operating revenues for the quarter were $119.6 million as compared to $221.0 million in the year ago quarter. The company's results for the third quarter 2004 continue to reflect the transition costs associated with the start-up of Independence Air and cessation of service as a United Express carrier. The company's results for the third quarter 2004 also reflect the following items:

--$7.4 million (pre-tax) in additional revenue as a result of agreeing on 2004 rate adjustments with Delta Air Lines --$10.5 million (pre-tax) credits to aircraft maintenance and materials and $0.8 million of accrued interest expense credits as a result of settling the arbitration and terminating the CRJ engine power-by-the-hour maintenance agreement with GE Engine Services
--$19.9 million (pre-tax) in early retirement charges for the remaining eight leased J-41 turboprop aircraft that came out of service during the third quarter
--$7.1 million (pre-tax) charge to write-down the value of the owned 328JET and 328JET spare parts to estimated fair market value

Chairman and CEO Kerry Skeen said, "Despite operating in one of the most challenging economic environments in recent airline industry history, we have made significant achievements in the four months since Independence Air began initial operations and we remain confident in our business model. Our Independence Air load factor for October is expected to finish five to seven points higher than September, and early indications show that November is expected to be higher than October. We are grateful for the overwhelming level of support we are receiving for bringing new low-fare air service to our 39 communities and are particularly proud of the thousands of positive customer comments we have received praising the enthusiasm and professionalism of our 4,700 employees. As a result of our team's commitment to creating the Independence Air brand by putting the customer first, in just a few months we have already welcomed over a half-million members to our iCLUB frequent flyer program. After all the hard work and dedication our people have put into the FLYi launch, it's rewarding for all of us to hear so many people say they are excited to become regular Independence Air customers."

Mr. Skeen continued, "While we have had many successes during our initial rollout, the prolonged adverse industry environment has inhibited our ability to perform to plan. We recognize the need to adjust to the current industry realities of record high fuel prices and continued revenue weakness and are already taking immediate actions to reduce costs, increase revenue and strengthen our cash position. We are committed to ensuring that Independence Air will be well-positioned to continue expanding and to meet the challenges we-and the entire airline industry-are facing."

The company ended the third quarter 2004 with cash and short term investments totaling $198.0 million. The company continues to expect a significant operating loss for the fourth quarter. Under the terms of its current leases, the company has approximately $80 million in payments due in January 2005, plus another $18 million which is currently expected to be paid by Delta Air Lines. To address liquidity, Independence Air is now in discussions with its various lessors to reduce and/or defer its aircraft lease payments. In addition, the company is also pursuing the sale or re-financing of certain of its owned aircraft and parts inventory.

Third Quarter Achievements
During the third quarter, Independence Air made significant progress in building its route network and growing the brand:

--The rollout of the Independence Air system was accomplished with regional jet service beginning on schedule in every market in accordance with the plan announced in May --The Independence Air route network has grown to include low-fare service to 39 destinations, including over 600 daily flights systemwide
--The airline's operation at Washington Dulles International Airport is now the largest low-fare hub in America in terms of total departures
--Low-fare service to Orlando and Tampa from Washington and six other cities (Knoxville, Columbia, Greenville-Spartanburg, Charleston (SC), Huntsville and Greensboro) is scheduled to begin on November 3rd (service from Knoxville and Columbia to Orlando started on October 13th)

Independence Air has now received the first two of 28 brand new 132-passenger Airbus A319s, which will be deployed on non-stop flights from Washington Dulles to Orlando and Tampa, subject to final FAA approval. The new Airbus aircraft will allow Independence Air to offer low-fare service from Washington to other major destinations in Florida, as well as the Midwest and across the country to the West Coast. Independence Air plans to add live satellite TV, digital audio and other programming in every seatback of its Airbus aircraft early next year.

Webcast Information
FLYi, Inc. will conduct a live audio webcast today, October 27, at 1:00pm Eastern to discuss its third quarter financial results. The webcast will be available at www.FLYi.com. An archive of today's webcast will be available on the company's website beginning a few hours following the live event, and will be available for replay for one week afterward.

The company employs over 4,700 aviation professionals. For more information about FLYi, Inc., please visit our website at www.FLYi.com.

Independence  Air is the low-fare airline that makes  travel fast  and  easy  for  its  customers with  a  customer-first attitude, innovative thinking and a willingness to challenge the status quo.
                            # # #

Statements in this press release and by company executives regarding its implementation of its Independence Air operations, as well as regarding operations, earnings, liquidity, revenues and costs, include forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: the ability of the company to successfully complete negotiations with its various lessors to reduce and/or defer its aircraft lease payments; the ability to successfully raise cash through the sale or re-financing of company-owned aircraft and parts inventory; the ability of the company to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to the company's new service, and the response of competitors with respect to service levels and fares in markets served by the company; the effects of high fuel prices on the company; the ability to successfully and timely complete the acquisition of, obtain certification for, and secure financing of, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; the ability to implement its assignment to Delta of leases for 30 of the 328JET aircraft that have been used in the company's Delta Connection operations and otherwise to implement its transition out of the Delta Connection program; the expectation that the company will remain obligated under the leases for 328JET aircraft to be assigned to Delta, and would be obligated to fulfill these obligations should Delta default at any time prior to the expiration of the leases; unexpected costs or procedural complications arising from the insolvency of Fairchild Dornier GmbH, the manufacturer and equity owner of the 328JETs; the ability to successfully remarket or otherwise make satisfactory arrangements for its J-41 aircraft and for three 328JET aircraft not assigned to Delta; the ability to successfully hire, train and retain employees in sufficient numbers to implement the transition; the ability to reach agreement with AMFA and AFA-CWA on mutually satisfactory contracts; the ability of government agencies involved in airport operations to handle the increased number of flights and passengers at Washington Dulles without interference with airline operations; and general economic and industry conditions, any of which may impact the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and in its Quarterly Report on Form 10-Q for the period ended June 30, 2004. These statements are made as of October 27, 2004 and FLYi, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

        Condensed Consolidated Financial Results
        (in thousands, except per share amounts)
                       Unaudited
            Third Quarter Ended, September 30

                              2004       2003      Pct.
                                                  Change
Operating revenues:
Passenger revenue           $117,690   $217,279  (45.8%)
Other revenue                  1,944      3,757  (48.3%)
Total operating revenues     119,634    221,036  (45.9%)

Operating expenses:
Salaries and related costs    54,099     51,845     4.3%
Aircraft fuel                 44,192     35,119    25.8%
Aircraft maintenance
   and materials	      16,080	 20,317   (20.9%)
Aircraft rentals              29,832     32,406    (7.9%)
Sales and marketing           13,633      5,682   139.9%
Facility rents and
   landing fees		      13,942	 13,102	    6.4%
Depreciation and
   amortization		      14,447	  7,780	   85.7%
Other                         22,000     17,411    26.4%
Aircraft early retirement
   charge		      19,894	    -	     nmf
Total operating expenses     228,119    183,662    24.2%

Operating income (loss)     (108,485)    37,374      nmf

Non-operating expense         (2,403)    (1,219)   97.1%
Income (loss) before taxes  (110,888)    36,155      nmf
Income tax provision         (28,215)    14,823      nmf
   (benefit)		     (28,215)	 14,823	     nmf

Net income (loss)           $(82,673)   $21,332      nmf

Net income (loss) per common and common
   equivalent shares:
        Basic               $(1.82)       $0.47
        Diluted             $(1.82)       $0.47

Weighted average number of common
   and common equivalent shares
        Basic                45,340      45,333
        Diluted              45,340      45,425

    Consolidated Operating Statistics-Third Quarter
  (includes Independence Air, United Express and Delta
                 Connection operations)
                           2004

Revenue passenger miles (000's)         563,471
Available seat miles (000's)          1,046,942
Load factor                               53.8%
Passengers                            1,626,162
Revenue departures                       67,532
Revenue block hours                      92,716
Yield per RPM (cents)                      20.9
Passenger revenue per ASM (cents)          11.2
Operating cost per ASM (cents)             21.8
Operating cost per ASM excluding
   aircraft early retirement
   charges (cents)			   19.9
Operating cost per ASM excluding
   fuel and aircraft early
   retirement charges (cents)		   15.7
Average passenger trip length (miles)       347


        Condensed Consolidated Financial Results
        (in thousands, except per share amounts)
                       Unaudited
              Nine Months Ended September 30,

                              2004        2003     Pct.
                                                  Change
Operating revenues:
Passenger revenue          $516,836    $639,601   (19.2%)
Other revenue                 5,335      12,774   (58.2%)
Total operating revenues    522,171     652,375   (20.0%)

Operating expenses:
Salaries and related costs  161,603     161,023     0.4%
Aircraft fuel               122,184     107,428    13.7%
Aircraft maintenance
   and materials	     60,270	 62,967	  (4.3%)
Aircraft rentals             92,793      96,501   (3.8%)
Sales and marketing          38,717      17,949   115.7%
Facility rents and
   landing fees		     39,744	 37,803	    5.1%
Depreciation and
   amortization		     32,141	 20,899	   53.8%
Other                        67,434      63,960     5.4%
Aircraft early retirement
   charge		     48,512    (34,586)      nmf
Total operating expenses    663,398     533,944    24.2%

Operating income (loss)    (141,227)    118,431      nmf

Non-operating expense       (7,609)     (2,897)   162.7%

Government compensation          -        1,520      nmf
Income (loss) before taxes (148,836)    117,054      nmf
Income tax provision
   (benefit)		    (42,711)	 47,992	     nmf
Net income (loss)         $(106,125)   $ 69,062      nmf

Net income (loss) per common and common
equivalent shares:
        Basic              $(2.34)       $1.53
        Diluted            $(2.34)       $1.52

Weighted average number of common
  and common equivalent shares:
        Basic              45,336       45,269
        Diluted            45,336       45,365



  Consolidated Operating Statistics-Nine Months Ending
                     September 30,2004
  (includes Independence Air, United Express and Delta
                 Connection operations)

Revenue passenger miles (000's)          2,078,114
Available seat miles (000's)             3,231,026
Load factor                                  64.3%
Passengers                               5,485,715
Revenue departures                         203,138
Revenue block hours                        288,665
Yield per RPM (cents)                         24.9
Passenger revenue per ASM (cents)             16.0
Operating cost per ASM (cents)                20.5
Operating cost per ASM excluding
   aircraft early retirement charge (cents)   19.0
Operating cost per ASM excluding fuel
   and aircraft early retirement charge
   (cents)				      15.2
Average passenger trip length (miles)          379

                 Selected Balance Sheet Data
                        (in thousands)

                        September 30,  December 31,
                              2004        2003       %
                          Unaudited     Audited    Change

Cash, cash equivalents, and
short-term investments    $  197,999   $ 297,934   (33.5)

Restricted cash               40,643      14,829   174.1%

Aircraft deposits            105,337      46,990   124.2%

Stockholders' equity         253,233     359,414   (29.5%)

Working capital              203,026     270,849   (25.0%)


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